Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(413) 747-3304
lsharp@smith-wesson.com
William F. Spengler, EVP, Chief Financial Officer
Smith & Wesson Holding Corp.
(413) 747-3304
Smith & Wesson Holding Corporation to Acquire
Universal Safety Response, Inc.
Smith & Wesson Diversifies Into Perimeter Security Market
Deal Expected to be Cash Accretive in Current FY2010
SWHC Also Announces Q4 FY2009 Revenue of $99.5 Million (+20%)
Firearms Backlog Grows to over $200.0 Million
SPRINGFIELD, Mass., June 18, 2009 — Smith & Wesson Holding Corporation (NASDAQ: SWHC), parent company of Smith & Wesson Corp., the legendary 157-year old company in the global business of safety, security, protection and sport, today announced that it has entered into a definitive agreement to acquire Universal Safety Response, Inc. (USR), a privately held, full-service security systems solutions provider, for up to 9.7 million shares of common stock and up to $26.2 million in cash. The Company also announced certain preliminary, financial information from its fourth quarter of fiscal 2009, including year over year increases in revenue, gross margins, product backlog, and cash balances. The company will report its fourth quarter and full fiscal 2009 performance on Monday, June 22, 2009.
In the current year, which ends April 30, 2010, the acquisition will be immediately accretive excluding the purchase accounting impact on a per share basis and approximately breakeven per share on a US GAAP basis. The acquisition is expected to be accretive to EPS on a U.S. GAAP basis in future periods.
USR, founded in 1994 and headquartered in Franklin, Tennessee, is a full-service, uniquely positioned, fast-growing provider of integrated perimeter security solutions. USR is the original creator of the GRAB® vehicle safety barrier, which represents the fastest growing barrier technology in the world and is the only active barrier product that meets the Federal Highway Administration’s TL-2 safety test, the Department of State’s K12 L3 security test, and the Department of Defense ASTM M50 Shallow Mount security test. USR has leveraged the success of its GRAB® barrier systems to become a turnkey perimeter security provider, with a large portfolio of products and services. USR serves a variety of clients in the defense, transportation and petro-chemical industries, as well as airports, Fortune 500 companies and national laboratories.
The transaction provides Smith & Wesson entry into the rapidly growing perimeter security market, a move aligned with the company’s growth and diversification strategy, and one that expands its revenue base into commercial, non-firearms categories.

Michael F. Golden, President and CEO of Smith & Wesson Holding Corporation, said, “We are excited about the opportunities that this acquisition creates for both Smith & Wesson and for USR. USR has built a solid reputation in the perimeter security market based on its differentiated GRAB® product and its unique ability to deliver integrated security systems solutions to an impressive list of government agencies and blue-chip customers. USR has assembled a strong group of professionals in the perimeter security industry. In addition, USR’s broad product and service portfolio, combined with its management’s expertise in perimeter security, gives us a strong platform for future growth. Growing demand for enhanced security measures at government, military and corporate facilities presents USR with numerous opportunities. In addition, there are opportunities in areas of transportation, railroad crossings, work zone safety, ballistics, law enforcement, energy producing facilities and international markets yet to be addressed.”
In conjunction with the acquisition, USR founder, Matthew Gelfand, will continue to serve as President of USR. He will continue to lead the USR operation and will head Smith & Wesson’s efforts to develop USR’s security-related businesses. Gelfand said, “I am excited about USR becoming ‘a Smith & Wesson company’ and about becoming a stockholder of Smith & Wesson. These are two well-established and highly regarded brands in their respective industries, and the value proposition to customers on a combined basis is compelling. We believe that the Smith & Wesson brand name around the world will help open markets for USR’s security systems solutions offerings. On a personal level, I am especially proud to become part of a company and a management team for which I have developed great respect. As the founder of USR, it is with careful consideration that I, along with our Board of Directors, have made the decision to sell the company, and it is the power of the Smith & Wesson brand, combined with the people inside the company that served as the deciding factors. I look forward to our combined future.”
USR operates primarily in two facilities in Franklin, Tennessee, with an expanding workforce of approximately 110 employees. The organization consists of internal, senior level sales professionals headed by Executive Vice President of Sales and Marketing, Wesley Foss, as well as account managers that focus on client based solutions, including the latest and most innovative products and services. In addition, USR has a full complement of project managers and design and program engineers, focused on fully integrated total perimeter security solutions. The programming expertise involves a variety of technical disciplines, which enable multiple security systems to operate in conjunction with each other. In addition, the USR team includes professional construction site project managers to assure timely, high quality site build-outs. It is this combination of professionals that defines USR’s unique business model of providing total system design, product selection and integration, and site installation and maintenance.
Fourth Quarter Full Fiscal 2009 Financial Results and Outlook
William F. Spengler, EVP and Chief Financial Officer for Smith & Wesson, added, “The acquisition of USR is expected to close in late July 2009 and therefore it does not impact our financial results for fiscal 2009, which concluded on April 30, 2009. As noted above, on Monday, June 22, 2009, we will provide the full details of our fourth quarter and full fiscal 2009 financial performance via our normally scheduled press release and conference call. The focus of today’s news is on our acquisition of USR; therefore at this point, we are providing only a limited number of highlights from our fourth quarter results.
“Revenue for the fourth quarter of fiscal 2009 was $99.5 million, which is $16.4 million, or 20%, higher than revenue for the comparable quarter one year ago, and gross profit margins improved to 31.0%. Demand for our handguns and tactical rifles remained strong throughout the fourth quarter, as evidenced by our revenue as well as by our backlog balance, which grew to over $200.0 million as of April 30, 2009. We again improved our cash position, which increased to $39.8 million, a balance which does not include the approximately $35.0 million of net proceeds from a public offering that we concluded in May 2009. We look forward to sharing more detail with you on Monday.
“The purchase price for USR will include 5.6 million shares at closing and up to 4.1 million shares of our common stock depending on USR meeting certain targeted EBITDAS for calendar years 2009 and 2010, and, depending upon the average price of our common stock leading up to the closing date of the transaction, between approximately $8.8 and $26.2 million in cash. We will be including the results of operations for USR from the closing date forward, which is expected by late July, 2009. We currently anticipate the revenue contribution from USR for the period from the closing date to the end of our 2010 full fiscal year will be approximately $50.0 million. Looking forward, we expect the USR revenue contribution for fiscal year 2011 to be approximately $100.0 million, and EBITDAS from USR in that period to exceed $15.0 million. It should be noted that the acquisition agreement includes an earn-out provision whereby USR shareholders will earn the maximum number of shares only if a minimum EBITDAS target of $15.0 million for calendar 2010 is successfully met. For accounting purposes, our share count for fully diluted earnings per share purposes will increase each fiscal year as the incremental 4.1 million shares are earned.
“In summary, our underlying business continues to perform extremely well and we believe that USR provides Smith & Wesson with a new and very strong growth driver for the future,” concluded Spengler.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward looking statements include expectations regarding (i) the proposed acquisition, (ii) the anticipated benefits of the acquisition, (iii) the timing of the proposed acquisition, (iv) the expected financial effect of the acquisition, (v) the accretive impact of Universal Safety Response, Inc. earnings, (vi) the effect of the acquisition on customer growth strategy, (vii) the ability of the Company’s management to integrate the acquired business in a successful manner, (viii) the market position, market acceptance, demand for, and growth prospects of USR’s products, (ix) the strength of USR’s management and technical personnel, (x) USR’s platform for growth, (xi) the revenue and EBITDAS contributions to Smith & Wesson by USR in future periods, (xii) Smith & Wesson’s revenue, profit margin and product demand, (xiii) the performance of the Company’s business, (xiv) the ability of USR to successfully expand as a subsidiary of Smith & Wesson rather than as a standalone company (xv) and the Company’s outlook for fiscal 2010 and 2011. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products, the Company’s growth opportunities, the ability of the Company to obtain operational enhancements, the ability of the Company to increase its production capacity, the ability of the Company to engage additional key employees, and other risks detailed from time to time in the Company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2008.
The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.
Conference Call
The Company will host a conference call and webcast today, June 18, 2009, to discuss the acquisition. The conference call and webcast may include forward-looking statements. The call and webcast will begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific), and will contain a slide presentation and a short video clip. The live audio broadcast and a replay of the event can be accessed on Smith & Wesson’s Web site at www.smith-wesson.com (Windows Media is required). The Company will maintain a replay of this event on its website for a period of time after the call. No other replay will be available.
EBITDAS
In this press release, a non-GAAP financial measure, known as “EBITDAS” is discussed. EBITDAS in this press release excludes the effects of interest expense, income taxes, depreciation, stock-based employee compensation expense and certain merger related expenses and is defined in the definitive agreement to acquire USR. Adjusted financial measures are not, and should not be, viewed as a substitute for GAAP results. Our definition of these adjusted financial measures may differ from similarly named measures used by others.
About Smith & Wesson
Smith & Wesson Holding Corporation, a global leader in safety, security, protection and sport, is parent company to Smith & Wesson Corp., one of the world’s largest manufacturers of quality firearms and firearm safety/security products and parent company to Thompson/Center Arms, Inc., a premier designer and manufacturer of premium hunting rifles, black powder rifles, interchangeable firearms systems and accessories under the Thompson/Center brand. Smith & Wesson licenses shooter protection, knives, apparel, and other accessory lines. Smith & Wesson is based in Springfield, Massachusetts with manufacturing facilities in Springfield, Massachusetts; Houlton, Maine; and Rochester, New Hampshire. The Smith & Wesson Academy is America’s longest running firearms training facility for law enforcement, military and security professionals. For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com. For more information on Thompson/Center Arms, log on to www.tcarms.com.

About Universal Safety Response
Based in Franklin, Tennessee, USR is a full-service perimeter security integrator, barrier manufacturer and installer. Founded in 1994, USR is the original creator of GRAB®, which has become the fastest growing barrier technology in the world. USR serves a variety of clients in the defense, transportation and petrol-chemical industries, as well as corporate facilities, airports, Fortune 500 companies, and national laboratories. For more information on Universal Safety Response, log on to www.usrgrab.com.